Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints Peter V. Leparulo, Kenneth Leddon and Catherine F. Ratcliffe, and each of them, the true and lawful attorney or attorneys-in-fact of the undersigned, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, to sign on his or her behalf, as a director or officer, or both, as the case may be, of Novatel Wireless, Inc., a Delaware corporation (the “Corporation”), a Registration Statement on Form S-3 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended, by the Corporation of an indeterminate principal amount of debt securities, common stock, preferred stock, depositary shares representing preferred stock, subscription rights, warrants and purchase contracts and units consisting of any of these securities or securities of other entities, and to sign any or all amendments and any or all post-effective amendments to the Registration Statement, whether on Form S-3 or otherwise, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys or attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys or attorneys-in-fact or any of them or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Dated: September 21, 2009

/S/ PETER V. LEPARULO Peter V. Leparulo	/S/ KENNETH LEDDON Kenneth Leddon

/S/ JOHN D. WAKELIN John D. Wakelin	/S/ JAMES LEDWITH James Ledwith

/S/ GREG LORENZETTI Greg Lorenzetti	/S/ HORST J. PUDWILL Horst J. Pudwill

/S/ JOHN ROSS John Ross	/S/ DAVID A. WERNER David A. Werner

/S/ RUSSELL C. GERNS Russell C. Gerns